Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.37

Albuquerque, NM—October 30, 2006—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced earnings for the third quarter of 2006 of $6.7 million or $0.37 per diluted share, compared to $6.1 million or $0.39 per diluted share for the third quarter of 2005, a decrease of 5% in diluted earnings per share. For the nine months ended September 30, 2006, net income was $17.0 million or $0.95 per diluted share compared to $15.3 million or $0.98 per diluted share for the nine months ended September 30, 2005, a decrease of 3% in diluted earnings per share.

First State completed the acquisitions and mergers of Access Anytime Bancorp, Inc. (Access) (Nasdaq Smallcap: AABC), and New Mexico Financial Corporation (NMFC) on January 3, 2006 and January 10, 2006, respectively. In the Access transaction, First State issued 1,416,940 shares of First State common stock. In the NMFC transaction, First State issued 717,812 shares of common stock and paid $2.7 million in cash consideration. Both transactions were accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Access and NMFC were recorded at fair value on their respective acquisition dates. First State acquired approximately $229 million in loans, approximately $410 million in deposits, and recognized goodwill of approximately $22 million for the two acquisitions combined. The Access and NMFC account balances acquired and the results of operations of each entity subsequent to their respective acquisition dates are included in the results of First State.

At September 30, 2006, total assets increased $640 million, loans increased $471 million, investment securities increased $104 million, and deposits increased $620 million over September 30, 2005. First State’s total assets increased 32% from $2.020 billion at September 30, 2005, to $2.659 billion at September 30, 2006. Loans increased 31% from $1.498 billion at September 30, 2005, to $1.969 billion at September 30, 2006. Investment securities increased 33% from $315 million at September 30, 2005, to $420 million at September 30, 2006. Total deposits grew 42% from $1.473 billion at September 30, 2005, to $2.093 billion at September 30, 2006. Non-interest bearing deposits grew to $458 million at September 30, 2006, from $381 million at September 30, 2005, while interest bearing deposits grew to $1.635 billion at September 30, 2006 from $1.091 billion at September 30, 2005. Excluding the loans and deposits acquired in January, total loans increased by $242 million or 16% and deposits by $210 million or 14% from September 30, 2005 to September 30, 2006.

“We have now completed the integration of Access and NMFC and believe these acquisitions along with our recently announced merger with Front Range Capital Corporation hold a bright future for First State,” commented Michael R. Stanford, President and Chief Executive Officer. “Loan demand continues to drive double-digit growth of the balance sheet,” continued Stanford.

Net interest income was $29.2 million for the third quarter of 2006 compared to $21.9 million for the same quarter of 2005. For the nine months ended September 30, 2006 and 2005, net interest income was $85.3 million and $61.8 million, respectively. First State’s net interest margin was 4.94% and 4.69% for the third quarters of 2006 and 2005, respectively. The net interest margin was 4.93% and 4.64% for the nine months ended September 30, 2006 and 2005, respectively. The increase in net interest margin is due primarily to rate increases made by the Federal Reserve Bank over the last two years and First State’s asset sensitive position. The amortization of the purchase accounting adjustments for the two recent acquisitions contributed approximately 9 basis points to the net interest margin in the three and nine months ended September 30, 2006. The net interest margin decreased in the third quarter of 2006 to 4.94% from 5.00% in the second quarter of 2006 due primarily to the cost of deposits and borrowings outpacing the increased yield on loans and investments.

FSNM - Third Quarter Results

October 30, 2006

Page Two

First State’s provision for loan losses was $1.4 million for the third quarter of 2006 compared to $675,000 for the same quarter of 2005. First State’s allowance for loan losses was 1.16% and 1.17% of total loans held for investment at September 30, 2006, and September 30, 2005, respectively. The provision for loan losses for the nine months ended September 30, 2006 was $5.5 million, compared to $3.5 million for the nine months ended September 30, 2005. The ratio of allowance for loan losses to non-performing loans was 127% at September 30, 2006 compared to 315% at September 30, 2005. Non-performing assets equaled 0.71% of total assets at September 30, 2006 compared to 0.32% at September 30, 2005.

“In the third quarter we experienced a significant increase in non-performing loans primarily as a result of one down-graded credit of $6.0 million,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We have a specific reserve for the small loss that we expect to incur on this loan based on a contract which should return it to a performing status in the fourth quarter,” continued Dee.

Non-interest income for the third quarter of 2006 was $5.0 million, compared to $4.7 million for the third quarter of 2005, an increase of 5%. Non-interest income for the nine months ended September 30, 2006 was $14.2 million, compared to $12.1 million for the nine months ended September 30, 2005. The acquisitions of Access and NMFC contributed approximately $420,000 and $1.3 million toward the increase in non-interest income for the third quarter of 2006 and for the nine months ended September 30, 2006, respectively. The gain on sales of mortgage loans decreased $425,000 compared to the third quarter of 2005 and $96,000 compared to the first nine months of 2005. Mortgage loans sold during the third quarter and for the nine months ended September 30, 2006 were $83.2 million and $262.0 million, respectively. Service charges on deposit accounts increased $500,000 over the third quarter of 2005 and $1.5 million over the first nine months of 2005. Credit and debit card transaction fees increased $182,000 from the third quarter of 2005, and $484,000 from the first nine months of 2005. Non-interest income for the first nine months of 2006 includes the loss on sale of securities of $140,000 resulting from the sale in the first quarter of approximately $100 million of investments acquired in the Access merger compared to a loss of $179,000 in the third quarter of 2005 due to investment repositioning.

Non-interest expenses were $22.9 million and $16.4 million for the quarters ended September 30, 2006 and 2005, respectively and represent an increase of $6.5 million or 40%. All non-interest expenses were impacted by the acquisitions as well as our continued organic growth. The acquisitions of Access and NMFC contributed approximately $3.2 million toward the overall increase in non-interest expenses during the third quarter of 2006. Salaries and employee benefits increased $2.9 million, $1.0 million of which was due to the additional employees of Access and NMFC. Occupancy increased $711,000, which includes three new branches in the last twelve months in Colorado Springs, Rio Rancho, and Salt Lake City. Data processing expenses increased $619,000, equipment expenses increased $421,000, legal, accounting and consulting increased $275,000, marketing increased $203,000, telephone increased $321,000, amortization of intangibles increased $298,000 and other non-interest expenses increased $610,000. In addition, the third quarter of 2006 included $158,000 of expenses related to the Access acquisition for the conversion and implementation of information systems.

Non-interest expenses for the nine months ended September 30, 2006 were $67.9 million compared to $46.5 million for the nine months ended September 30, 2005 and represent an increase of $21.4 million or 46%. The acquisitions of Access and NMFC contributed approximately $9.0 million toward the overall increase in non-interest expenses for the nine months ended September 30, 2006. In addition, the nine months ended September 30, 2006 included approximately $1.3 million of expenses related to the acquisitions, primarily for the conversion and implementation of information systems, and $252,000 of expenses related to the cancellation of two Access vendor contracts. The conversion and implementation of information systems for the recent acquisitions, the majority of which are included in legal, accounting, and consulting expense, were completed in the third quarter and therefore, the related expenses are not expected to be recurring. Salaries and employee benefits increased $9.1 million, $3.7 million of which related to Access and NMFC, occupancy increased $2.1 million, data processing increased $1.6 million, equipment expenses increased $1.1 million, legal, accounting, and consulting increased $1.6 million, marketing increased $1.0 million, telephone increased $679,000, amortization of intangibles increased $894,000 and other expenses increased $2.8 million, from the first nine months of 2005.

FSNM - Third Quarter Results

October 30, 2006

Page Three

During the third quarter of 2006, First State announced the signing of a definitive agreement to acquire Front Range Capital Corporation (“Front Range”) and its wholly owned subsidiary, Heritage Bank. Front Range is a bank holding company headquartered in Broomfield, Colorado and Heritage Bank is a Colorado state chartered bank with approximately $450 million in assets which operates 13 offices in the Denver-Boulder-Longmont triangle of northern Colorado. The transaction is subject to regulatory approval and approval by the shareholders of Front Range and is expected to close in the first quarter of 2007.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, October 30, 2006 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning October 30, 2006 through November 8, 2006 at www.fcbnm.com, Investor Relations.

On Friday, October 27, 2006, First State’s Board of Directors declared a quarterly dividend of $0.08 per share. The dividend will be payable December 6, 2006 to shareholders of record on November 8, 2006.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 49 branches located in New Mexico, Colorado, Utah, and Arizona. On Friday, October 27, 2006, First State’s stock closed at $25.95 per share.

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

INCOME STATEMENT HIGHLIGHTS	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$46,944	$31,829	$133,027	$88,065
Interest expense	17,722	9,963	47,705	26,313

Net interest income	29,222	21,866	85,322	61,752
Provision for loan losses	(1,379)	(675)	(5,488)	(3,475)

Net interest income after provision for loan losses	27,843	21,191	79,834	58,277
Non-interest income	4,972	4,724	14,186	12,128
Non-interest expense	22,907	16,418	67,929	46,494

Income before income taxes	9,908	9,497	26,091	23,911
Income tax expense	3,248	3,436	9,121	8,614

Net income	$6,660	$6,061	$16,970	$15,297

Basic earnings per share	$0.38	$0.39	$0.97	$0.99
Diluted earnings per share	$0.37	$0.39	$0.95	$0.98
Weighted average basic shares outstanding	17,624,287	15,397,206	17,564,279	15,384,812
Weighted average diluted shares outstanding	17,936,122	15,739,605	17,883,880	15,647,958

BALANCE SHEET HIGHLIGHTS:	September 30, 2006	December 31, 2005	September 30, 2005
Total assets	$2,659,483	$2,157,571	$2,019,700
Loans receivable, net	1,968,575	1,508,514	1,497,645
Investment securities	419,634	454,312	315,325
Deposits	2,092,996	1,510,007	1,472,634
Borrowings	187,319	247,764	308,789
Stockholders’ equity	225,479	160,179	155,916
Book value per share	$12.81	$10.41	$10.14
Tangible book value per share	$8.57	$7.56	$7.29

FSNM - Third Quarter Results

October 30, 2006

Page Four

FINANCIAL RATIOS:	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Return on average assets	1.02%	1.20%	0.89%	1.05%
Return on average equity	11.86%	15.55%	10.43%	13.59%
Efficiency ratio	66.99%	61.75%	68.26%	62.93%
Operating expenses to average assets	3.51%	3.24%	3.55%	3.20%
Net interest margin	4.94%	4.69%	4.93%	4.64%
Average equity to average assets	8.60%	7.70%	8.50%	7.76%
Leverage ratio	8.29%	8.23%	8.29%	8.23%
Total risk based capital ratio	10.46%	10.60%	10.46%	10.60%

NON-INTEREST INCOME:	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Service charges on deposit accounts	$2,012	$1,512	$5,630	$4,149
Other banking service fees	218	205	687	592
Credit and debit card transaction fees	766	584	2,093	1,609
Gain on sale or call of investment securities	—	(92)	(140)	(179)
Gain on sales of mortgage loans	1,098	1,523	3,530	3,626
Check imprint income	174	141	441	425
Other	704	851	1,945	1,906

	$4,972	$4,724	$14,186	$12,128

NON-INTEREST EXPENSE:	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Salaries and employee benefits	$11,264	$8,384	$32,905	$23,815
Occupancy	2,795	2,084	8,143	6,011
Data processing	1,505	886	4,076	2,504
Credit and debit card interchange	1	—	36	—
Equipment	1,618	1,197	4,471	3,386
Legal, accounting, and consulting	574	299	2,662	1,107
Marketing	957	754	2,971	1,928
Telephone	603	282	1,542	863
Supplies	357	208	1,019	626
Delivery	276	225	787	665
Other real estate owned	142	102	258	236
FDIC insurance premiums	60	46	171	144
Check imprint expense	59	163	417	481
Amortization of intangibles	325	27	975	81
Other	2,371	1,761	7,496	4,647

	$22,907	$16,418	$67,929	$46,494

AVERAGE BALANCES:	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total assets	$2,592,795	$2,009,435	$2,556,780	$1,939,779
Earning assets	2,348,931	1,850,052	2,313,577	1,780,991
Loans	1,940,099	1,516,898	1,869,006	1,462,594
Investment securities	396,411	316,443	426,898	307,412
Total deposits	2,056,369	1,444,793	2,012,820	1,429,744
Non-interest-bearing deposits	438,542	358,945	437,364	336,175
Interest-bearing liabilities	1,919,123	1,488,124	1,891,351	1,445,632
Equity	222,874	154,665	217,436	150,496

FSNM - Third Quarter Results

October 30, 2006

Page Five

LOANS:	September 30, 2006		December 31, 2005		September 30, 2005
Commercial	$278,569	14.0%	$201,816	13.2%	$186,506	12.3%
Real estate - commercial	701,479	35.2%	653,566	42.8%	654,493	43.3%
Real estate – one- to four-family	224,773	11.3%	170,158	11.2%	186,410	12.3%
Real estate - construction	706,956	35.5%	453,567	29.8%	438,015	28.9%
Consumer and other	57,427	2.9%	27,888	1.8%	27,698	1.8%
Mortgage loans available for sale	22,155	1.1%	18,932	1.2%	21,936	1.4%

Total	$1,991,359	100.0%	$1,525,927	100.0%	$1,515,058	100.0%

DEPOSITS:	September 30, 2006		December 31, 2005		September 30, 2005
Non-interest bearing	$458,402	21.9%	$385,972	25.6%	$381,203	25.8%
Interest-bearing demand	306,011	14.6%	276,947	18.3%	266,559	18.1%
Money market savings accounts	260,260	12.4%	190,930	12.6%	190,752	13.0%
Regular savings	107,811	5.2%	74,831	5.0%	74,685	5.1%
Certificates of deposit less than $100,000	383,844	18.3%	240,626	15.9%	242,845	16.5%
Certificates of deposit greater than $100,000	576,668	27.6%	340,701	22.6%	316,590	21.5%

Total	$2,092,996	100.0%	$1,510,007	100.0%	$1,472,634	100.0%

ALLOWANCE FOR LOAN LOSSES:	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Nine Months Ended September 30, 2005
Balance beginning of period	$17,413	$15,331	$15,331
Provision for loan losses	5,488	3,920	3,475
Net charge offs	(2,245)	(1,838)	(1,393)
Allowance related to acquired loans	2,128	—	—

Balance end of period	$22,784	$17,413	$17,413

Allowance for loan losses to total loans held for investment	1.16%	1.16%	1.17%
Allowance for loan losses to non-performing loans	127%	259%	315%

NON-PERFORMING ASSETS:	September 30, 2006	December 31, 2005	September 30, 2005
Accruing loans – 90 days past due	$—	$21	$—
Non-accrual loans	17,955	6,698	5,529

Total non-performing loans	$17,955	$6,719	$5,529
Other real estate owned	1,027	778	998

Total non-performing assets	$18,982	$7,497	$6,527

Potential problem loans	$32,809	$17,684	$19,901
Total non-performing assets to total assets	0.71%	0.35%	0.32%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful closing of and integration of Front Range, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.